Exhibit 99.1

LAZARD LTD REPORTS THIRD-QUARTER

AND NINE-MONTH 2016 RESULTS

Highlights

•	Net income per share, as adjusted[1], of $0.85 (diluted) for the quarter ended September 30, 2016, compared to $0.93 (diluted) for the 2015 third quarter[2]. On a U.S. GAAP basis, net income per share of $0.85 (diluted) for the 2016 third quarter, compared to $2.99 (diluted) for the 2015 third quarter, which included a significant benefit from the partial extinguishment of our Tax Receivable Agreement obligation[2]. Pre-tax income per share (diluted), as adjusted[1], flat from third-quarter 2015

•	Record third-quarter operating revenue[1] of $611 million, up 3% from the third quarter of 2015. First nine-month operating revenue of $1,659 million, down 7% from the 2015 period

•	Financial Advisory operating revenue of $343 million for the third quarter of 2016 and $896 million for the first nine months, up 4% and down 6%, respectively, from 2015

•	M&A and Other Advisory operating revenue of $282 million for the third quarter of 2016 and $700 million for the first nine months, down 2% and 15%, respectively, from 2015. Restructuring operating revenue of $51 million for the third quarter of 2016, compared to $26 million for the 2015 period

•	Asset Management operating revenue of $265 million for the third quarter of 2016 and $755 million for the first nine months, up 1% and down 8%, respectively, from 2015. Third-quarter management fees of $252 million, up 6% from second-quarter 2016

•	Record assets under management (AUM) of $205 billion as of September 30, 2016, up 12% from September 30, 2015, and up 7% from June 30, 2016. Net inflows of approximately $3 billion for third-quarter 2016. Average AUM for the third quarter was $201 billion

•	Return of capital to shareholders totaling $574 million in the first nine months of 2016

($ in millions, except per share data and AUM)	Quarter Ended Sept. 30,			Nine Months Ended Sept. 30,
	2016	2015	%’16-’15	2016	2015	%’16-’15

Net Income
U.S. GAAP	$113	$399	(72)%	$260	$829	(69)%
Per share, diluted	$0.85	$2.99	(72)%	$1.96	$6.22	(68)%
Adjusted[1,2]	$113	$124	(9)%	$260	$357	(27)%
Per share, diluted	$0.85	$0.93	(9)%	$1.96	$2.68	(27)%
Operating Revenue[1]
Total operating revenue	$611	$594	3%	$1,659	$1,782	(7)%
Financial Advisory	$343	$331	4%	$896	$949	(6)%
Asset Management	$265	$262	1%	$755	$823	(8)%
AUM ($ in billions)
As of quarter end	$205	$183	12%
Average	$201	$192	5%	$193	$198	(3)%

Media Contact:	Judi Frost Mackey	+1 212 632 1428	judi.mackey@lazard.com
Investor Contact:	Armand Sadoughi	+1 212 632 6358	armand.sadoughi@lazard.com

Note: Endnotes are on page 12 of this release. A reconciliation to U.S. GAAP is on page 19.

NEW YORK, October 27, 2016 – Lazard Ltd (NYSE: LAZ) today reported net income, as adjusted1, of $113 million for the quarter ended September 30, 2016. Net income per share, as adjusted1, was $0.85 (diluted) for the quarter, compared to $0.93 (diluted) for the 2015 third quarter2. On a U.S. GAAP basis, net income was $113 million for the 2016 third quarter, or $0.85 (diluted) per share, compared to $2.99 (diluted) per share for the 2015 third quarter, which included a significant benefit from the partial extinguishment of our Tax Receivable Agreement obligation2. Pre-tax income per share (diluted), as adjusted1, was flat from the third quarter of 2015.

For the first nine months of 2016, net income was $260 million, or $1.96 per share (diluted), as adjusted1 and on a U.S. GAAP basis.

A reconciliation of our U.S. GAAP results to the adjusted results is presented on page 19 of this press release.

“Lazard’s record third-quarter operating revenue reflects strong performance across our businesses globally,” said Kenneth M. Jacobs, Chairman and Chief Executive Officer of Lazard. “We remain focused on serving clients, reinforcing our global franchise, and building shareholder value.”

“In Financial Advisory, we continue to advise clients around the world on large, complex and transformational transactions, and have expanded our operations in the Americas,” said Mr. Jacobs. “Asset Management achieved a record level of assets under management and strong net inflows across our platforms.”

“We are maintaining our cost discipline even as we invest in the business,” said Matthieu Bucaille, Chief Financial Officer of Lazard. “Lazard continues to generate significant cash, and we have been actively repurchasing Lazard shares.”

OPERATING REVENUE

Operating revenue1 was a third-quarter record of $611 million, up 3% from the record third quarter of 2015, and was $1,659 million for the first nine months of 2016, down 7% from the record first nine months of 2015.

Financial Advisory

In the text portion of this press release, we present our Financial Advisory results as Strategic Advisory and Restructuring. Strategic Advisory includes 1) M&A and Other Advisory (Other includes Capital Advisory and Sovereign Advisory) and 2) Capital Raising (includes Capital Markets Advisory and Private Capital Advisory).

Third Quarter

Financial Advisory operating revenue was $343 million for the third quarter of 2016, 4% higher than the third quarter of 2015.

Strategic Advisory operating revenue was $292 million for the third quarter of 2016, 4% lower than the third quarter of 2015.

Among the major M&A transactions that were completed during the third quarter of 2016 were the following (clients are in italics): Dell’s $67 billion acquisition of EMC; Tyco’s $36 billion merger with Johnson Controls; Delhaize’s €31 billion merger with Ahold; ARM Holdings on the £24.3 billion recommended all-cash offer by SoftBank Group; and Starwood Hotels & Resorts’ $14.9 billion sale to Marriott.

During the third quarter of 2016, Lazard remained engaged in highly visible, complex M&A transactions and other strategic advisory assignments, including cross-border transactions, distressed asset sales, capital structure and sovereign advisory, in the Americas, Europe, Africa, Asia and Australia. Transactions on which we continued to advise during or since the third quarter include: Dow Chemical’s $130 billion merger of equals with DuPont; Anheuser-Busch InBev’s $109 billion acquisition of SABMiller; Aetna’s $37 billion acquisition of Humana; Deutsche Börse on its €27 billion proposed merger with the London Stock Exchange; Sanofi and Boehringer Ingelheim’s swap of businesses valued at €11.4 billion and €6.7 billion, respectively; and Danone’s $12.5 billion acquisition of WhiteWave.

In Capital Advisory, we continued to advise public and private clients globally, including: Banca Monte dei Paschi di Siena’s disposal of its bad loan portfolio for €9.1 billion and planned €5.0 billion capital increase; Gilead Sciences’ $5.0 billion senior unsecured notes offering; Nets, a portfolio company of Advent International and Bain Capital, on its DKK 15.8 billion initial public offering; and Korian’s €1.3 billion term loan refinancing.

Our Sovereign Advisory business remained active worldwide, including assignments in developed and emerging markets globally.

Restructuring operating revenue was $51 million for the third quarter of 2016, compared to $26 million for the third quarter of 2015. The increase primarily reflects a continued high level of activity in the U.S. energy sector. During and since the third quarter of 2016 we have been engaged in a broad range of restructuring and debt advisory assignments, including: Linn Energy; Pacific Exploration & Production; Stone Energy; SunEdison; and Takata.

Please see a more complete list of M&A transactions on which Lazard advised in the third quarter, or continued to advise or completed since September 30, 2016, as well as Capital Advisory, Sovereign Advisory and Restructuring assignments, on pages 8-11 of this release.

First Nine Months

Financial Advisory operating revenue was $896 million for the first nine months of 2016, 6% lower than the record first nine months of 2015.

Strategic Advisory operating revenue was $730 million, 16% lower than the record first nine months of 2015, primarily driven by a 15% decrease in M&A and Other Advisory revenue.

Restructuring operating revenue was $166 million for the first nine months of 2016, compared to $75 million for the first nine months of 2015.

Asset Management

Third Quarter

Asset Management operating revenue was $265 million for the third quarter of 2016, 1% higher than the third quarter of 2015.

Management fees were $252 million for the third quarter of 2016, 1% higher than the third quarter of 2015, and 6% higher than the second quarter of 2016. The sequential increase was primarily driven by an increase in average assets under management (AUM). Incentive fees during the period were $1 million, compared to $3 million for the third quarter of 2015.

Average AUM for the third quarter of 2016 was $201 billion, 5% higher than the third quarter of 2015, and 4% higher than the second quarter of 2016.

AUM as of September 30, 2016, was a record $205 billion, 12% higher than AUM as of September 30, 2015. AUM increased 7% from June 30, 2016, primarily driven by market appreciation and net inflows. Net inflows of $2.8 billion were primarily driven by strategies in our Emerging Markets Fixed Income, Local Equity and Multi-Regional Equity platforms.

First Nine Months

Asset Management operating revenue was $755 million for the first nine months of 2016, 8% lower than the first nine months of 2015.

Management fees were $716 million for the first nine months of 2016, 6% lower than the first nine months of 2015, reflecting lower average AUM and a change in the mix of assets. Incentive fees were $4 million for the first nine months of 2016, compared to $16 million for the first nine months of 2015.

Average AUM for the first nine months of 2016 was $193 billion, 3% lower than the first nine months of 2015. Net inflows were $2.9 billion for the first nine months of 2016.

OPERATING EXPENSES

Compensation and Benefits

In managing compensation and benefits expense, we focus on annual awarded compensation (cash compensation and benefits plus deferred incentive compensation with respect to the applicable year, net of estimated future forfeitures and excluding charges). We believe annual awarded compensation reflects the actual annual compensation cost more accurately than the GAAP measure of compensation cost, which includes applicable-year cash compensation and the amortization of deferred incentive compensation principally attributable to previous years’ deferred compensation. We believe that by managing our business using awarded compensation with a consistent deferral policy, we can better manage our compensation costs, increase our flexibility in the future and build shareholder value over time.

For the third quarter of 2016, we accrued compensation and benefits expense1 at an adjusted compensation1 ratio of 56.5%. This resulted in $345 million of adjusted compensation and benefits expense, compared to $331 million for the third quarter of 2015, a 4% increase.

For the first nine months of 2016, adjusted compensation and benefits expense1 was $949 million, compared to $991 million for the first nine months of 2015, a 4% decrease.

We manage our compensation and benefits expense based on awarded compensation with a consistent deferral policy. Assuming that the performance of both of our businesses, our hiring levels, and the compensation environment are similar to 2015, we expect our 2016 awarded compensation ratio to be in line with the 2015 awarded compensation ratio.

We continue to maintain a disciplined approach to compensation, and our goal is to achieve a compensation-to-operating revenue ratio over the cycle in the mid- to high-50s percentage range on both an awarded and adjusted basis, with consistent deferral policies.

Non-Compensation Expense

For the third quarter of 2016, adjusted non-compensation expense1,2 was $105 million, 2% higher than the third quarter of 2015. The ratio of adjusted non-compensation expense to operating revenue for the third quarter of 2016 was 17.2%, the same as the third quarter of 2015.

For the first nine months of 2016, adjusted non-compensation expense1,2 was $319 million, flat from the first nine months of 2015. The ratio of adjusted non-compensation expense to operating revenue for the first nine months of 2016 was 19.2%, compared to 17.9% for the first nine months of 2015.

Our goal remains to achieve an adjusted non-compensation expense-to-operating revenue ratio over the cycle of 16% to 20%.

TAXES

The provision for taxes, on an adjusted basis1,2, was $36 million for the third quarter and $96 million for the first nine months of 2016. The effective tax rate on the same basis was 24.4% for the third quarter and 27.0% for the first nine months of 2016, compared to historically low rates of 16.9% and 17.7% for the respective 2015 periods.

CAPITAL MANAGEMENT AND BALANCE SHEET

Our primary capital management goals include managing debt and returning capital to shareholders through dividends and share repurchases.

For the third quarter of 2016, Lazard returned $83 million to shareholders, which included: $47 million in dividends; $34 million in share repurchases of our Class A common stock; and $2 million in satisfaction of employee tax obligations in lieu of share issuances upon vesting of equity grants.

For the first nine months of 2016, Lazard returned $574 million to shareholders, which included: $289 million in dividends; $229 million in share repurchases of our Class A common stock; and $56 million in satisfaction of employee tax obligations in lieu of share issuances upon vesting of equity grants.

Year to date, we have repurchased 7.4 million shares at an average price of $34.47 per share. In line with our objectives, these repurchases have more than offset the potential dilution from our 2015 year-end equity-based compensation awards (net of estimated forfeitures and tax withholding to be paid in cash in lieu of share issuances), which were granted at an average price of $34.42 per share. As of today, our remaining share repurchase authorization is $164 million.

On October 26, 2016, Lazard declared a quarterly dividend of $0.38 per share on its outstanding common stock. The dividend is payable on November 18, 2016, to stockholders of record on November 7, 2016.

Lazard’s financial position remains strong. As of September 30, 2016, our cash and cash equivalents were $854 million, and stockholders’ equity related to Lazard’s interests was $1,243 million.

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CONFERENCE CALL

Lazard will host a conference call at 8:00 a.m. EDT on October 27, 2016, to discuss the company’s financial results for the third quarter and first nine months of 2016. The conference call can be accessed via a live audio webcast available through Lazard’s Investor Relations website at www.lazard.com, or by dialing 1 (888) 437-9366 (U.S. and Canada) or +1 (719) 325-2248 (outside of the U.S. and Canada), 15 minutes prior to the start of the call.

A replay of the conference call will be available by 10:00 a.m. EDT on October 27, 2016, via the Lazard Investor Relations website, or by dialing 1 (888) 203-1112 (U.S. and Canada) or +1 (719) 457-0820 (outside of the U.S. and Canada). The replay access code is 8628350.

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ABOUT LAZARD

Lazard, one of the world’s preeminent financial advisory and asset management firms, operates from 42 cities across 27 countries in North America, Europe, Asia, Australia, Central and South America. With origins dating to 1848, the firm provides advice on mergers and acquisitions, strategic matters, restructuring and capital structure, capital raising and corporate finance, as well as asset management services to corporations, partnerships, institutions, governments and individuals. For more information on Lazard, please visit www.lazard.com.

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Cautionary Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “could”, “would”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “target,” “goal”, or “continue”, and the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies, business plans and initiatives and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements.

These factors include, but are not limited to, those discussed in our Annual Report on Form 10-K under Item 1A “Risk Factors,” and also discussed from time to time in our reports on Forms 10-Q and 8-K, including the following:

•	A decline in general economic conditions or the global or regional financial markets;

•	A decline in our revenues, for example due to a decline in overall mergers and acquisitions (M&A) activity, our share of the M&A market or our assets under management (AUM);

•	Losses caused by financial or other problems experienced by third parties;

•	Losses due to unidentified or unanticipated risks;

•	A lack of liquidity, i.e., ready access to funds, for use in our businesses; and

•	Competitive pressure on our businesses and on our ability to retain and attract employees at current compensation levels.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this release to conform our prior statements to actual results or revised expectations and we do not intend to do so.

Lazard Ltd is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, Lazard and its operating companies use their websites to convey information about their businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates of assets under management in various mutual funds, hedge funds and other investment products managed by Lazard Asset Management LLC and Lazard Frères Gestion SAS. Investors can link to Lazard and its operating company websites through www.lazard.com.

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FINANCIAL ADVISORY ASSIGNMENTS

Mergers and Acquisitions (Completed in the third quarter of 2016)

Among the large, publicly announced M&A Advisory transactions or assignments completed during the third quarter of 2016 on which Lazard advised were the following:

•	Dell’s $67.0 billion acquisition of EMC

•	Tyco’s $36.0 billion merger with Johnson Controls

•	Delhaize’s €31.0 billion merger with Ahold

•	ARM Holdings on the £24.3 billion recommended all-cash offer by SoftBank Group

•	Starwood Hotels & Resorts’ $14.9 billion sale to Marriott

•	Columbia Pipeline Group’s $13.0 billion sale to TransCanada

•	Propertize’s sale to Lone Star and JP Morgan, including its €4.9 billion commercial real estate financing portfolio

•	SNI’s $4.5 billion joint venture with LafargeHolcim in Morocco and French-speaking Sub-Saharan Africa

•	VimpelCom in the $3.3 billion merger of Mobilink and Warid Telecom

•	Freudenberg’s acquisition of the remaining interest in TrelleborgVibracoustic from Trelleborg, valuing TrelleborgVibracoustic at €1.8 billion

•	Hammerson’s €1.2 billion acquisition of a share of Dundrum Town Centre and other retail assets

•	Cinven and Canada Pension Plan Investment Board’s €1.2 billion acquisition of Hotelbeds

•	Afferent Pharmaceuticals’ $1.3 billion sale to Merck

•	Darty’s £914 million sale to Fnac

•	L’Oréal’s $1.2 billion acquisition of IT Cosmetics

•	Patricia Industries, a part of Investor AB, on its $640 million acquisition of Laborie

•	Electra Partners’ £435 million sale of Elian to Intertrust

•	Atlas Copco’s €486 million acquisition of Oerlikon Leybold Vacuum

•	State Street’s $485 million acquisition of GE Asset Management

•	Partners Group and CDPQ in the consortium acquisition of Foncia

•	Dentsu Aegis Network’s acquisition of a majority stake in Merkle

•	Orange’s acquisition of selected Bharti Airtel subsidiaries in Africa

•	First State Investments’ acquisition of Coriance

•	CFAO’s partnership with Wendel and FFC to develop a shopping mall platform in Central and Western Africa

Mergers and Acquisitions (Announced)

Among the ongoing, large, publicly announced M&A transactions and assignments on which Lazard advised during or since the 2016 third quarter, or completed since September 30, 2016, are the following:

•	Dow Chemical’s $130 billion merger of equals with DuPont

•	Anheuser-Busch InBev’s $109 billion acquisition of SABMiller*

•	Aetna’s $37.0 billion acquisition of Humana

•	Deutsche Börse on its €27 billion proposed merger with the London Stock Exchange

•	Sanofi and Boehringer Ingelheim’s swap of businesses valued at €11.4 billion and €6.7 billion, respectively

•	Danone’s $12.5 billion acquisition of WhiteWave

•	Anheuser-Busch InBev on the $12.0 billion divestiture of SABMiller’s interest in MillerCoors, including ownership of the Miller brand globally*

•	ITC’s $11.3 billion sale to Fortis*

•	United Arab Shipping Company’s $10.6 billion combination with Hapag-Lloyd

•	Banca Popolare di Milano’s €5.5 billion merger with Banco Popolare

•	Special Committee of Independent Directors of SolarCity on the $6.0 billion acquisition of SolarCity by Tesla Motors

•	Dynegy on the formation of a joint venture with Energy Capital Partners for the $3.3 billion acquisition of ENGIE’s U.S. fossil portfolio, and subsequent buyout of Energy Capital Partners’ interest in the joint venture for $750 million

•	Air Products’ $3.8 billion sale of its Performance Materials Division to Evonik

•	Anheuser-Busch InBev’s €2.6 billion divestiture of SABMiller brands Peroni, Grolsch and Meantime to Asahi*

•	Genworth Financial’s $2.7 billion sale to China Oceanwide

•	Safran’s €2.4 billion sale of its Identity and Security activities to Advent International

•	TIAA’s $2.5 billion acquisition of EverBank

•	Vedanta Limited’s $2.3 billion merger with Cairn India

•	Freeport-McMoRan’s $2.15 billion sale of its Deepwater Gulf of Mexico properties to Anadarko Petroleum

•	gategroup Holding’s CHF 2.0 billion sale to HNA

•	The Independent Directors of Singapore Telecommunications (“Singtel”) in Singtel’s S$2.5 billion acquisition of a 21% stake in Intouch Holdings and a 7.4% stake in Bharti Telecom

•	Xylem’s $1.7 billion acquisition of Sensus

•	Anheuser-Busch InBev on the $1.6 billion divestiture of SABMiller’s stake in China Resources Snow Breweries*

•	BTG Pactual’s CHF 1.5 billion sale of BSI to EFG International

•	Nirma Limited’s $1.4 billion acquisition of Lafarge India*

•	BGP Holdings’ €1.1 billion sale of its German residential platform and portfolio

•	VocaLink on its sale to MasterCard for up to $1.2 billion

•	Vinci on the consortium acquisition of a 60% stake in Aéroports de Lyon, valuing Aéroports de Lyon at €1.0 billion

•	Premier Farnell on the £868 million recommended offer by Avnet*

•	SVG Capital’s £807 million sale of its investment portfolio to HarbourVest

•	tronc on the $864 million offer by Gannett

•	Dover’s $780 million acquisition of Wayne Fueling Systems

•	Freeport-McMoRan’s $742 million sale of its onshore California oil and gas properties to Sentinel Peak Resources

•	Google’s $625 million acquisition of Apigee

•	Haldex’s SEK 5.5 billion sale to Knorr-Bremse

•	Van Gansewinkel’s €562 million merger with Shanks Group

•	CHORUS Clean Energy’s €547 million combination with Capital Stage*

•	Unilever’s $575 million sale of its AdeS soy-based beverage business to Coca-Cola FEMSA and The Coca-Cola Company

•	Xerox’s separation into two publicly traded companies

•	Air Products’ spin-off of its Electronic Materials Division as Versum Materials*

•	Värde Partners’ sale of NewDay to Cinven and CVC Capital Partners

•	Altice’s acquisition of Parilis

•	Hoover Container Solutions’ merger with Ferguson Group and CHEP Catalyst & Chemical Containers*

•	Oaktree Capital Management’s sale of SGD Pharma to JIC*

•	Clayton, Dubilier & Rice in the consortium acquisition of BUT

•	Anheuser-Busch InBev on Ambev’s exchange of certain businesses in Latin America with SABMiller

*	Transaction completed since September 30, 2016

Capital Advisory

Among the publicly announced Capital Advisory transactions or assignments on which Lazard completed or advised during or since the third quarter of 2016 were the following:

•	Banca Monte dei Paschi di Siena’s disposal of its bad loan portfolio for €9.1 billion and planned €5.0 billion capital increase

•	Gilead Sciences’ $5.0 billion senior unsecured notes offering

•	Nets, a portfolio company of Advent International and Bain Capital, on its DKK 15.8 billion initial public offering

•	Korian’s €1.3 billion term loan refinancing

•	Albertsons’ $1.25 billion senior notes offering

•	Advent International and Bain Capital on the £987 million secondary disposal of a stake in Worldpay

•	EQT Partners on the SEK 3.6 billion secondary disposal of a stake in Dometic

•	Eurazeo on the €230 million secondary disposal of a stake in Moncler

Sovereign Advisory

Among the publicly announced Sovereign Advisory assignments on which Lazard advised during or since the third quarter of 2016, were the following:

•	The State of Alaska

•	The Land of Carinthia (Austria)

•	Southern Gas Corridor CJSC of Azerbaijan

•	The Kingdom of Bahrain

•	Alucam (The Republic of Cameroon)

•	The Democratic Republic of the Congo

•	The Republic of the Congo

•	Refineria del Pacifico (The Republic of Ecuador)

•	The Federal Democratic Republic of Ethiopia

•	The Gabonese Republic

•	Sotrader (joint venture between the government of Gabon and Olam International)

•	The Hellenic Republic

•	The Republic of Mozambique

•	The Central Bank of Nicaragua

•	The Sultanate of Oman

•	The Republic of Serbia

•	Ukraine and certain sub-sovereign entities

•	The Republic of Zimbabwe

Restructuring and Debt Advisory Assignments

Restructuring and debtor or creditor advisory assignments completed during the third quarter of 2016 on which Lazard advised include: Toys “R” Us on its public exchange offer; Energy Future Holdings; Horsehead Holding; Primorsk; Sabine Oil & Gas; and Seventy Seven Energy in connection with their Chapter 11 bankruptcy restructurings; hibu on its restructuring; and Sirti on its distressed sale to Pillarstone and restructuring transaction.

Notable Chapter 11 or similar bankruptcies, on which Lazard advised debtors or creditors, or related parties, during or since the third quarter of 2016, are the following: Breitburn Energy Partners; C&J Energy Services; Goodrich Petroleum*; Linn Energy; Paragon Offshore; Peabody Energy; and SunEdison.

Among other publicly announced restructuring and debt advisory assignments on which Lazard advised debtors or creditors during or since the third quarter of 2016, are the following:

•	Abengoa – on its debt restructuring

•	Edcon – advising term loan lenders on the company’s restructuring

•	Pacific Exploration & Production – on strategic alternatives related to its capital structure

•	Cobalt International Energy – on strategic alternatives

•	Dynegy – with respect to the restructuring of a “ring-fenced” subsidiary’s debt

•	Premuda – on its debt restructuring

•	Stone Energy – on strategic alternatives

•	Takata – on strategic alternatives

*	Assignment completed since September 30, 2016

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ENDNOTES

[1]	A non-U.S. GAAP measure. See attached financial schedules and related notes for a detailed explanation of adjustments to corresponding U.S. GAAP results. We believe that presenting our results on an adjusted basis, in addition to the U.S. GAAP results, is the most meaningful and useful way to compare our operating results across periods.
[2]	Third-quarter and first nine months 2015 results were affected by the following benefits and charges:

•	In the third quarter of 2015, we repurchased a portion of our obligation relating to the Tax Receivable Agreement (TRA). On a U.S. GAAP basis, the extinguishment of this obligation resulted in an after-tax gain of approximately $259 million. Additionally, we released $18 million of our valuation allowance related to deferred tax assets. On a U.S. GAAP basis, these items resulted in a benefit of $2.08 (diluted) per share in the quarter.

•	In the second quarter of 2015, we released $821 million of our valuation allowance related to deferred tax assets and we recognized a liability for our Tax Receivable Agreement (TRA) obligation. As a result, the second quarter U.S. GAAP provision for income taxes included a benefit of approximately $1.2 billion, which was substantially offset by an accrual for our TRA obligation of approximately $962 million. Additionally, revenue relating to the Company’s disposal of the Australian private equity business was adjusted by $12 million for the recognition of an obligation, which was previously recognized for U.S. GAAP. On a U.S. GAAP basis, these items resulted in a $245 million net benefit, or $1.85 (diluted) per share in the quarter.

•	First-quarter 2015 results exclude a charge of $63 million relating to a debt refinancing by Lazard Ltd’s subsidiary Lazard Group LLC, which completed a refinancing of a substantial majority of the outstanding $548 million of 6.85% senior notes maturing on June 15, 2017 (the “2017 Notes”). The charge was comprised primarily of an extinguishment loss of $60 million and other related costs.

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LAZ-EPE

LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(U.S. GAAP)

	Three Months Ended			% Change From
($ in thousands, except per share data)	September 30, 2016	June 30, 2016	September 30, 2015	June 30, 2016	September 30, 2015

Total revenue	$621,102	$546,642	$585,316	14%	6%
Interest expense	($12,194)	(11,962)	(11,798)

Net revenue	608,908	534,680	573,518	14%	6%
Operating expenses:
Compensation and benefits	353,756	308,310	319,565	15%	11%

Occupancy and equipment	26,973	27,163	26,278
Marketing and business development	16,927	23,877	18,244
Technology and information services	24,179	24,296	22,923
Professional services	10,870	11,245	10,758
Fund administration and outsourced services	17,097	15,895	14,367
Amortization and other acquisition-related costs	863	330	511
Other	9,251	10,328	10,920

Subtotal	106,160	113,134	104,001	(6%)	2%

Benefit pursuant to tax receivable agreement	—	—	(420,792)

Operating expenses	459,916	421,444	2,774	9%	NM

Operating income	148,992	113,236	570,744	32%	(74%)

Provision for income taxes	36,374	31,872	170,954	14%	(79%)

Net income	112,618	81,364	399,790	38%	(72%)
Net income attributable to noncontrolling interests	82	1,007	1,269

Net income attributable to Lazard Ltd	$112,536	$80,357	$398,521	40%	(72%)

Attributable to Lazard Ltd Common Stockholders:
Weighted average shares outstanding:
Basic	124,408,884	125,461,948	125,925,006	(1%)	(1%)
Diluted	132,320,855	132,341,522	133,115,419	(0%)	(1%)

Net income per share:
Basic	$0.90	$0.64	$3.16	41%	(72%)
Diluted	$0.85	$0.61	$2.99	39%	(72%)

LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(U.S. GAAP)

	Nine Months Ended
($ in thousands, except per share data)	September 30, 2016	September 30, 2015	% Change

Total revenue	$1,677,860	$1,799,790	(7%)
Interest expense	(36,054)	(39,431)

Net revenue	1,641,806	1,760,359	(7%)
Operating expenses:
Compensation and benefits	959,276	984,786	(3%)

Occupancy and equipment	81,143	80,889
Marketing and business development	60,492	55,758
Technology and information services	71,406	68,850
Professional services	31,877	36,100
Fund administration and outsourced services	46,427	48,008
Amortization and other acquisition-related costs	1,837	3,401
Other	28,743	90,845

Subtotal	321,925	383,851	(16%)

Provision pursuant to tax receivable agreement	—	547,691

Operating expenses	1,281,201	1,916,328	(33%)

Operating income (loss)	360,605	(155,969)	NM

Provision (benefit) for income taxes	95,900	(993,560)	NM

Net income	264,705	837,591	(68%)
Net income attributable to noncontrolling interests	4,989	9,004

Net income attributable to Lazard Ltd	$259,716	$828,587	(69%)

Attributable to Lazard Ltd Common Stockholders:
Weighted average shares outstanding:
Basic	125,303,758	125,264,447	0%
Diluted	132,517,887	133,219,137	(1%)

Net income per share:
Basic	$2.07	$6.61	(69%)
Diluted	$1.96	$6.22	(68%)

LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED

STATEMENT OF FINANCIAL CONDITION

(U.S. GAAP)

($ in thousands)	September 30, 2016	December 31, 2015

ASSETS

Cash and cash equivalents	$853,887	$1,132,083
Deposits with banks and short-term investments	534,865	389,861
Cash deposited with clearing organizations and other segregated cash	35,168	34,948
Receivables	537,695	497,213
Investments	462,758	541,911
Goodwill and other intangible assets	353,850	326,976
Deferred tax assets	1,107,046	1,130,595
Other assets	417,034	424,187

Total Assets	$4,302,303	$4,477,774

LIABILITIES & STOCKHOLDERS’ EQUITY

Liabilities
Deposits and other customer payables	$587,059	$506,665
Accrued compensation and benefits	375,512	570,409
Senior debt	990,488	989,358
Tax receivable agreement obligation	513,623	523,962
Other liabilities	534,479	520,074

Total liabilities	3,001,161	3,110,468

Commitments and contingencies

Stockholders’ equity
Preferred stock, par value $.01 per share	—	—
Common stock, par value $.01 per share	1,298	1,298
Additional paid-in capital	623,512	600,034
Retained earnings	1,058,189	1,123,728
Accumulated other comprehensive loss, net of tax	(236,088)	(234,356)

Subtotal	1,446,911	1,490,704
Class A common stock held by subsidiaries, at cost	(203,736)	(177,249)

Total Lazard Ltd stockholders’ equity	1,243,175	1,313,455
Noncontrolling interests	57,967	53,851

Total stockholders’ equity	1,301,142	1,367,306

Total liabilities and stockholders’ equity	$4,302,303	$4,477,774

LAZARD LTD

SELECTED SUMMARY FINANCIAL INFORMATION (a)

(Non-GAAP - unaudited)

	Three Months Ended			% Change From
($ in thousands, except per share data)	September 30, 2016	June 30, 2016	September 30, 2015	June 30, 2016	September 30, 2015

Revenues:

Financial Advisory
M&A and Other Advisory	$281,649	$203,403	$288,109	38%	(2%)
Capital Raising	10,569	11,299	16,932	(6%)	(38%)

Strategic Advisory	292,218	214,702	305,041	36%	(4%)
Restructuring	51,272	72,265	25,791	(29%)	NM

Total	343,490	286,967	330,832	20%	4%

Asset Management
Management fees	251,851	238,067	248,143	6%	1%
Incentive fees	591	1,184	2,705	(50%)	(78%)
Other	12,624	11,479	10,743	10%	18%

Total	265,066	250,730	261,591	6%	1%

Corporate	2,212	4,610	1,844	(52%)	20%

Operating revenue (b)	$610,768	$542,307	$594,267	13%	3%

Expenses:

Compensation and benefits expense (c)	$345,084	$306,404	$330,554	13%	4%

Ratio of compensation to operating revenue	56.5%	56.5%	55.6%

Non-compensation expense (d)	$104,832	$112,167	$102,321	(7%)	2%

Ratio of non-compensation to operating revenue	17.2%	20.7%	17.2%

Earnings:

Earnings from operations (e)	$160,852	$123,736	$161,392	30%	(0%)

Operating margin (f)	26.3%	22.8%	27.2%

Net income (g)	$112,536	$80,357	$124,131	40%	(9%)

Diluted net income per share	$0.85	$0.61	$0.93	39%	(9%)

Diluted weighted average shares	132,320,855	132,341,522	133,115,419	(0%)	(1%)

Effective tax rate (h)	24.4%	28.4%	16.9%

This presentation includes non-U.S. GAAP (“non-GAAP”) measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for the corresponding U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see Reconciliation of U.S. GAAP to Selected Summary Financial Information and Notes to Financial Schedules.

LAZARD LTD

SELECTED SUMMARY FINANCIAL INFORMATION (a)

(Non-GAAP - unaudited)

	Nine Months Ended September 30
($ in thousands, except per share data)	2016	2015	% Change

Revenues:

Financial Advisory
M&A and Other Advisory	$699,643	$822,063	(15%)
Capital Raising	30,741	51,809	(41%)

Strategic Advisory	730,384	873,872	(16%)
Restructuring	166,087	74,878	NM

Total	896,471	948,750	(6%)

Asset Management
Management fees	716,368	758,631	(6%)
Incentive fees	3,581	15,966	(78%)
Other	35,397	48,122	(26%)

Total	755,346	822,719	(8%)

Corporate	7,324	10,385	(29%)

Operating revenue (b)	$1,659,141	$1,781,854	(7%)

Expenses:

Compensation and benefits expense (c)	$949,460	$991,132	(4%)

Ratio of compensation to operating revenue	57.2%	55.6%

Non-compensation expense (d)	$318,588	$318,347	0%

Ratio of non-compensation to operating revenue	19.2%	17.9%

Earnings:

Earnings from operations (e)	$391,093	$472,375	(17%)

Operating margin (f)	23.6%	26.5%

Net income (g)	$259,716	$357,425	(27%)

Diluted net income per share	$1.96	$2.68	(27%)

Diluted weighted average shares	132,517,887	133,219,137	(1%)

Effective tax rate (h)	27.0%	17.7%

This presentation includes non-U.S. GAAP (“non-GAAP”) measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for the corresponding U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see Reconciliation of U.S. GAAP to Selected Summary Financial Information and Notes to Financial Schedules.

LAZARD LTD

ASSETS UNDER MANAGEMENT (“AUM”)

(unaudited)

($ in millions)

	As of			Variance
	September 30, 2016	June 30, 2016	December 31, 2015	Qtr to Qtr	YTD

Equity:
Emerging Markets	$43,624	$40,329	$36,203	8.2%	20.5%
Global	32,021	30,483	31,407	5.0%	2.0%
Local	34,415	31,767	31,354	8.3%	9.8%
Multi-Regional	57,272	53,993	52,531	6.1%	9.0%

Total Equity	167,332	156,572	151,495	6.9%	10.5%
Fixed Income:
Emerging Markets	17,112	14,414	14,378	18.7%	19.0%
Global	4,660	4,302	4,132	8.3%	12.8%
Local	4,067	3,967	3,899	2.5%	4.3%
Multi-Regional	8,120	7,894	7,978	2.9%	1.8%

Total Fixed Income	33,959	30,577	30,387	11.1%	11.8%
Alternative Investments	2,823	3,290	3,297	(14.2%)	(14.4%)
Private Equity	950	933	858	1.8%	10.7%
Cash Management	376	493	343	(23.7%)	9.6%

Total AUM	$205,440	$191,865	$186,380	7.1%	10.2%

	Three Months Ended September 30		Nine Months Ended September 30
	2016	2015	2016		2015

AUM - Beginning of Period	$191,865	$203,086	$186,380		$197,103

Net Flows	2,773	201	2,865		2,790
Market and foreign exchange appreciation (depreciation)	10,802	(20,665)	16,195		(17,271)

AUM - End of Period	$205,440	$182,622	$205,440		$182,622

Average AUM	$201,028	$192,026	$192,989		$198,085

% Change in average AUM	4.7%		(2.6%	)

Note: Average AUM generally represents the average of the monthly ending AUM balances for the period.

LAZARD LTD

RECONCILIATION OF U.S. GAAP TO SELECTED SUMMARY FINANCIAL INFORMATION (a)

(unaudited)

	Three Months Ended			Nine Months Ended
($ in thousands, except per share data)	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015

Operating Revenue
Net revenue - U.S. GAAP Basis	$608,908	$534,680	$573,518	$1,641,806	$1,760,359

Adjustments:
Revenue related to noncontrolling interests (i)	(2,661)	(3,398)	(2,995)	(12,271)	(15,317)
(Gains) losses related to Lazard Fund Interests (“LFI”) and other similar arrangements	(6,909)	(312)	12,145	(4,707)	9,903
Private Equity revenue adjustment (j)	—	—	—	—	(12,203)
Interest expense	11,430	11,337	11,599	34,313	39,112

Operating revenue, as adjusted (b)	$610,768	$542,307	$594,267	$1,659,141	$1,781,854

Compensation & Benefits Expense
Compensation & benefits expense - U.S. GAAP Basis	$353,756	$308,310	$319,565	$959,276	$984,786

Adjustments:
(Charges) credits pertaining to LFI and other similar arrangements	(6,909)	(312)	12,145	(4,707)	9,903
Compensation related to noncontrolling interests (i)	(1,763)	(1,594)	(1,156)	(5,109)	(3,557)

Compensation & benefits expense, as adjusted (c)	$345,084	$306,404	$330,554	$949,460	$991,132

Non-Compensation Expense
Non-compensation expense - Subtotal - U.S. GAAP Basis	$106,160	$113,134	$104,001	$321,925	$383,851

Adjustments:
Charges pertaining to Senior Debt refinancing (k)	—	—	—	—	(60,219)
Expense related to partial extinguishment of TRA obligation (l)	—	—	(759)	—	(759)
Amortization and other acquisition-related costs	(863)	(330)	(511)	(1,837)	(3,401)
Non-compensation expense related to noncontrolling interests (i)	(465)	(637)	(410)	(1,500)	(1,125)

Non-compensation expense, as adjusted (d)	$104,832	$112,167	$102,321	$318,588	$318,347

Pre-Tax Income and Earnings From Operations
Operating Income (loss) - U.S. GAAP Basis	$148,992	$113,236	$570,744	$360,605	($155,969)

Adjustments:
Gain on partial extinguishment of TRA obligation (l)	—	—	(420,035)	—	(420,035)
Accrual of tax receivable agreement obligation (“TRA”)	—	—	—	—	968,483
Charges pertaining to Senior Debt refinancing (k)	—	—	—	—	62,874
Private Equity revenue adjustment (j)	—	—	—	—	(12,203)
Net income related to noncontrolling interests (i)	(82)	(1,007)	(1,269)	(4,989)	(9,004)

Pre-tax income, as adjusted	148,910	112,229	149,440	355,616	434,146
Interest expense	11,430	11,337	11,599	34,313	36,457
Amortization and other acquisition-related costs (LAZ only)	512	170	353	1,164	1,772

Earnings from operations, as adjusted (e)	$160,852	$123,736	$161,392	$391,093	$472,375

Net Income attributable to Lazard Ltd
Net income attributable to Lazard Ltd - U.S. GAAP Basis	$112,536	$80,357	$398,521	$259,716	$828,587
Adjustments:
Gain on partial extinguishment of TRA obligation (net of tax) (l)	—	—	(259,256)	—	(259,256)
Charges pertaining to Senior Debt refinancing (k)	—	—	—	—	62,874
Private Equity revenue adjustment (j)	—	—	—	—	(12,203)
Recognition of deferred tax assets (net of TRA accrual) (m)	—	—	(17,862)	—	(254,598)
Tax expense (benefit) allocated to adjustments	—	—	2,728	—	(7,979)

Net income, as adjusted (g)	$112,536	$80,357	$124,131	$259,716	$357,425

Diluted net income per share:

U.S. GAAP Basis	$0.85	$0.61	$2.99	$1.96	$6.22

Non-GAAP Basis, as adjusted	$0.85	$0.61	$0.93	$1.96	$2.68

This presentation includes non-U.S. GAAP (“non-GAAP”) measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to comparable U.S. GAAP measures, see Notes to Financial Schedules.

LAZARD LTD

Notes to Financial Schedules

(a)	Selected Summary Financial Information are non-U.S. GAAP (“non-GAAP”) measures. Lazard believes that presenting results and measures on an adjusted basis in conjunction with U.S. GAAP measures provides the most meaningful basis for comparison of its operating results across periods.
(b)	A non-GAAP measure which excludes (i) revenue related to non-controlling interests (see (i) below), (ii) (gains)/losses related to the changes in the fair value of investments held in connection with Lazard Fund Interests and other similar deferred compensation arrangements for which a corresponding equal amount is excluded from compensation & benefits expense, (iii) for the nine month period ended September 30, 2015, private equity carried interest reduction (see (j) below), (iv) interest expense primarily related to corporate financing activities, and (v) for the nine month period ended September 30, 2015, excess interest expense pertaining to Senior Debt refinancing (see (k) below).
(c)	A non-GAAP measure which excludes (i) (charges)/credits related to the changes in the fair value of the compensation liability recorded in connection with Lazard Fund Interests and other similar deferred compensation arrangements, and (ii) compensation and benefits related to noncontrolling interests (see (i) below).
(d)	A non-GAAP measure which excludes (i) for the nine month period ended September 30, 2015, charges pertaining to Senior Debt refinancing (see (k) below), (ii) amortization and other acquisition-related costs, and (iii) expenses related to noncontrolling interests (see (i) below), and (iv) for the three and nine month periods ended September 30, 2015, expenses related to partial extinguishment of TRA obligation (see (l) below).
(e)	A non-GAAP measure which excludes (i) for the nine month period ended September 30, 2015, a provision pursuant to the tax receivable agreement (“TRA”), (ii) for the nine month period ended September 30, 2015, charges pertaining to Senior Debt refinancing (see (k) below), (iii) for the nine month period ended September 30, 2015, private equity carried interest reduction (see (j) below), (iv) revenue and expenses related to noncontrolling interests (see (i) below), (v) interest expense primarily related to corporate financing activities, (vi) for the three and nine month periods ended September 30, 2015, gain related to partial extinguishment of TRA obligation (see (l) below, and (vii) amortization and other acquisition-related costs (Lazard only).
(f)	Represents earnings from operations as a percentage of operating revenue, and is a non-GAAP measure.
(g)	A non-GAAP measure which excludes (i) for the nine month period ended September 30, 2015, charges pertaining to Senior Debt refinancing, net of tax benefits (see (k) below), (ii) for the nine month period ended September 30, 2015, the private equity carried interest reductions (see (j) below), (iii) for the three and nine month period ended September 30, 2015, a release of deferred tax valuation allowance, net of the related provision for TRA (see (m) below), and (iv) for the three and nine month periods ended September 30, 2015, gain related to partial extinguishment of TRA obligation (see (l) below).
(h)	Effective tax rate is a non-GAAP measure based upon the U.S. GAAP rate with adjustments for the tax applicable to the non-GAAP adjustments to operating income, generally based upon the effective marginal tax rate in the applicable jurisdiction of the adjustments. The computation is based on a quotient, the numerator of which is the provision for income taxes of $36,374, $31,872, and $25,311 for the three month periods ended September 30, 2016, June 30, 2016, and September 30, 2015, respectively, $95,900 and $76,723 for the nine month periods ended September 30, 2016 and 2015, respectively, and the denominator of which is pre-tax income of $148,910, $112,229, and $149,442 for the three month periods ended September 30, 2016, June 30, 2016, and September 30, 2015, respectively, $355,616 and $434,148 for the nine month periods ended September 30, 2016 and 2015, respectively. The numerator also excludes for the three and nine month periods ended September 30, 2015, a release of deferred tax valuation allowance (see (m) below).
(i)	Noncontrolling interests include revenue and expenses principally related to Edgewater, and is a non-GAAP measure.
(j)	Revenue relating to the Company’s disposal of the Australian private equity business is adjusted for the recognition of an obligation, which was previously recognized for U.S. GAAP.
(k)	Represents charges related to the extinguishment of $450 million of the Company’s 6.85% Senior Notes maturing in June 2017 and the issuance of $400 million of 3.75% notes maturing in February 2025. The charges include a pre-tax loss on the extinguishment of $60.2 million and excess interest expense of $2.7 million (due to the delay between the issuance of the 2025 notes and the settlement of the 2017 notes).
(l)	In July of 2015 the Company extinguished approximately 47% of the outstanding TRA obligation. Accordingly, for the three and nine month periods ended September 30, 2015, the Company recorded a pre-tax gain of $420 million and a related tax expense of $161 million.
(m)	Represents the recognition of deferred tax assets of $1,199 million, net of the accrual of $962 million for the tax receivable agreement.

NM Not meaningful